As filed with the Securities and Exchange Commission on July 14, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

EZTD INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0374121
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6 Yehezkel Koifman Street, Tel-Aviv, Israel	68012
(Address of Principal Executive Offices)	(Zip Code)

2004 Global Share Option Plan

(Full Title of the Plan)

Shimon Citron, Chief Executive Officer

6 Yehezkel Koifman Street,

Tel-Aviv, Israel 68012

(Name and address of agent for service)

(972)-73-705-8000

(Telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.

Howard E. Berkenblit, Esq.

Zysman, Aharoni, Gayer and

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Telephone: (212) 660-3000

Facsimilie: (212) 660-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price(4)	Amount of registration fee
Common stock, $0.03 par value per share	33,333	(2)	$1.80	(2)	$59,999.40	$6.05
Common stock, $0.03 par value per share	679,211	(2)	$3.00	(2)	$2,037,633.00	$205.19
Common stock, $0.03 par value per share	33,333	(2)	$6.00	(2)	$199,998.00	$20.14
Common stock, $0.03 par value per share	35,000	(2)	$10.50	(2)	$367,500.00	$37.01
Common stock, $0.03 par value per share	262,000	(2)	$15.00	(2)	$3,930,000.00	$395.76
Common stock, $0.03 par value per share	123,790	(3)	$3.25	(4)	$402,317.50	$40.52
Total	1,166,667				$6,997,447.90	$704.67

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)           Represents shares of common stock issuable to certain directors, officers, employees and consultants of the registrant upon exercise of options granted under the 2004 Global Share Option Plan, as amended, or the Plan. Such shares are issuable upon exercise of outstanding options with fixed prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)           Represents shares of common stock reserved for issuance upon the exercise of options that may be granted under the Plan.

(4)           Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the bid and asked prices of the registrant’s shares of common stock as reported on the OTCQX Marketplace on July 13, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act in accordance with the rules and regulations of the U.S. Securities and Exchange Commission, or the Commission. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the registrant with the Commission, are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)           The registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed on March 24, 2016 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

(b)           The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, as filed with the Commission on May 17, 2016;

(c)           The registrant’s Current Reports on Form 8-K, as filed with the Commission on January 6, 2016, February 16, 2016, April 4, 2016 and April 11, 2016; and

(d)           The description of the registrant’s common stock contained in the Form 10, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law and the registrant’s bylaws provide for indemnification of the registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant’s bylaws filed as Exhibit 3.2 to the registrant’s Form SB-2 (File No. 333-91356) filed with the Commission on June 27, 2002.

The registrant’s directors and officers insurance policy expires on February 4, 2017. The registrant has an insurance policy that covers its directors and officers for all losses arising out of all claims made against any director or officer up to a combined loss of $3,000,000.

The registrant’s bylaws limit the liability of directors to the maximum extent permitted by the Delaware General Corporation Law. Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability (i) for breach of his duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

The registrant’s bylaws provide that it will indemnify its directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. The registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. The registrant’s bylaws also permit the registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions taken in his capacity as an officer, director, employee or agent, regardless of whether the bylaws would permit indemnification.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or employees in which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant’s bylaws provide that the registrant must indemnify its directors and officers and that the registrant must advance expenses, including attorneys' fees, to the registrant’s directors and officers in connection with legal proceedings, subject to very limited exceptions. In addition, the registrant’s bylaws provide that the registrant’s directors will not be personally liable for monetary damages to the registrant for breaches of their fiduciary duty as directors, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

These provisions may discourage stockholders from bringing a lawsuit against the registrant’s directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the registrant and its stockholders. the registrant’s stockholders may lose some or all of their investment in the registrant’s common stock if the registrant pays the costs of settlement or damage awards against its directors and officers under these provisions. the registrant believes these provisions, the director and officer insurance it maintains, and the indemnification agreements it has entered into with its directors and officers are necessary to attract and retain talented and experienced directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
4.1	Composite copy of the registrant’s Articles of Incorporation as amended on July 14, 2014 (incorporated by reference to Exhibit 3.1 to the registrant’s Form 10 (File No. 000-51255) filed with the Commission on September 15, 2014).
4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Form SB-2 (File No. 333-91356) filed with the Commission on June 27, 2002).
5.1*	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP.
23.1*	Consent of Ziv Haft, BDO member firm.
23.2*	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included in the signature pages hereto).
99.1	2004 Global Share Option Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Annual Report on Form 10-K filed with the Commission on March 27, 2013).

* filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel-Aviv, Israel, on July 14, 2016.

EZTD INC.

By:	/s/ Shimon Citron
Name: Shimon Citron
Title: Chief Executive Officer

Each person whose signature appears below authorizes each of Shimon Citron and Itai Loewenstein, or either of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution, to sign the registration statement on Form S-8 of EZTD Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shimon Citron	Chief Executive Officer and Director (principal executive officer)	July 14, 2016
Shimon Citron

/s/ Itai Loewenstein	Chief Financial Officer (principal financial and accounting officer)	July 14, 2016
Itai Loewenstein

/s/ Gustavo Perrotta	Chairman of the Board of Directors	July 14, 2016
Gustavo Perrotta

/s/ Ron Lubash	Director	July 14, 2016
Ron Lubash